Exhibit 5.1

April 23, 2015

DCP Midstream Partners, LP

DCP Midstream Operating, LP

370 17th Street, Suite 2500

Denver, Colorado 80202

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to DCP Midstream Partners, LP, a Delaware limited partnership (the “Partnership”) and DCP Midstream Operating, LP, a Delaware limited partnership (the “Operating Partnership” and, together with the Partnership, the “Registrants”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Registrants on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time pursuant to Rule 415 under the Securities Act, of:

(i) common units representing limited partner interests in the Partnership (the “Common Units”);

(ii) debt securities, in one or more series, consisting of notes or other evidences of indebtedness of the Operating Partnership (the “Debt Securities”); and

(iii) guarantees of the Debt Securities by the Partnership (the “Guarantees”).

The Common Units, Debt Securities and the Guarantees are collectively referred to herein as the “Securities”. The Debt Securities and the Guarantees are to be issued pursuant to the Indenture, dated September 30, 2010 (the “Base Indenture”), as such Base Indenture may be amended and supplemented from time to time, between the Operating Partnership, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. The Securities will be offered in amounts, at prices, and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each, a “Prospectus Supplement”) to the prospectus contained in the Registration Statement (the “Prospectus”).

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), records and documents of the Registrants, certificates of officers of the Registrants and public officials, and

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other instruments and documents as we deemed relevant or necessary for the purposes of the opinions set forth below, including, but not limited to, the Registration Statement, the Base Indenture, the Prospectus, the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware on August 5, 2005, the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 1, 2006, as amended by Amendment No. 1 thereto, dated as of April 11, 2008, and Amendment No. 2 thereto, dated as of April 1, 2009 (as so amended, the “Partnership Agreement”), the Certificate of Limited Partnership of the Operating Partnership filed with the Secretary of State of the State of Delaware on September 15, 2005, and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated December 7, 2005 (the “Operating Partnership Agreement”).

In making our examination, we have assumed: (i) that all signatures on documents examined by us are genuine; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the original documents of all documents submitted to us as certified, conformed, or electronic or photostatic copies; (iv) that each individual signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; (v) that each individual signing any document had the legal capacity to do so; (vi) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; (vii) that the Registration Statement and the organizational documents of the Registrants, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinions rendered herein; (viii) the accuracy, completeness and authenticity of certificates of public officials; and (ix) that any securities issuable upon conversion, exchange, redemption or exercise of any of the Securities being offered will be duly authorized, created, and if appropriate, reserved for issuance upon such conversion, exchange, redemption, or exercise.

We have also assumed that any execution, delivery, and performance of a Definitive Purchase Agreement (as defined below) will not: (i) violate, conflict with, result in a breach of, or require any consent under, the Partnership Agreement, the Operating Partnership Agreement, certificate of limited partnership, or other organizational documents of either of the Registrants or the laws of the jurisdictions of organization or applicable laws with respect to such Registrants; (ii) violate any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body having jurisdiction over either of the Registrants or any of their respective assets; or (iii) constitute a breach or violation of any agreement or instrument that is binding upon either Registrant. We have assumed that each party to a Definitive Purchase Agreement (other than the Registrants) has the legal capacity, power and authority to enter into, deliver and perform its obligations under a Definitive Purchase Agreement and that each Definitive Purchase Agreement will constitute the valid and legally binding obligation of all parties thereto, enforceable against them in accordance with the terms of each Definitive Purchase Agreement. We have also assumed the accuracy of all other information provided to us by the Registrants during the course of our investigations, on which we have relied in issuing the opinions expressed below. We have relied upon a certificate and other assurances of officers of the general partner of the Partnership (the “General Partner”), officers of the General Partner of the Operating Partnership, and others as to factual matters without having independently verified such factual matters.

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In connection with the opinions hereinafter expressed, we have assumed that:

(i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with applicable law;

(ii) a Prospectus Supplement will comply with applicable law and have been prepared and filed with the Commission describing any securities offered thereby;

(iii) the Securities will be offered, issued and sold in compliance with federal and state securities laws and in the manner stated in the Registration Statement and any appropriate Prospectus Supplement;

(iv) upon issuance of any Common Units in certificated form, the certificates for the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units;

(v) a definitive underwriting, purchase, or other similar agreement (a “Definitive Purchase Agreement”) with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and, if applicable, the Operating Partnership, and the other parties thereto;

(vi) at the time of execution, authentication, issuance, and delivery of any Debt Securities and Guarantees, the Base Indenture, and any supplemental indenture, will be the valid and legally binding obligation of the Trustee and shall be duly qualified under the Trust Indenture Act of 1939;

(vii) at the time of the execution, authentication, issuance, and delivery of the Debt Securities and Guarantees, the Base Indenture will comply with law.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that:

1.	When an issuance of Common Units has been duly authorized by all necessary limited partnership action of the Partnership, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus, any related Prospectus Supplement and such limited partnership action, such Common Units will be validly issued and, under the Delaware Act, purchasers of the Common Units will have no obligation to make further payments for their purchase of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

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2.	When the Base Indenture and any supplemental indenture (the “Indenture”) have been duly authorized by all necessary limited partnership action of the Registrants and duly executed and delivered, and when the specific terms of a particular series of Debt Securities and Guarantees have been duly established in accordance with the terms and conditions of the Indenture and authorized by all necessary limited partnership action of the Registrants, and such Debt Securities and the related Guarantees have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Indenture and in the manner contemplated by the Registration Statement, the Prospectus, any related Prospectus Supplement and such limited partnership action, (i) such Debt Securities will constitute valid and legally binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms, and (ii) such Guarantees will constitute valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms.

The opinion expressed herein is qualified in the following respects:

A. Our opinion set forth above is subject to the effects of: (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers; and (ii) general equitable principles, including the concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable remedies (whether considered in a proceeding in equity or at law).

B. The opinion expressed herein is limited in all respects to the Delaware Act and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

C. We express no opinions concerning the validity or enforceability of any provisions contained in the Securities, the Indenture or any other document governing the Securities that purport to: (i) waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; (ii) allow indemnification to the extent that such provisions purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws; (iii) waive the right to a jury trial; (iv) waive any stay, extension or usury laws or any unknown future rights; (v) provide for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (vi) provide for the permitting, upon acceleration of any indebtedness (including, if applicable, any series of Debt Securities), of collection of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon, (vii) create, attach, perfect, or give priority to any lien or security interest; (viii) grant setoff rights; or (ix) make a guarantor primarily liable rather than as a surety.

You have informed us that you intend to issue Securities from time to time on a delayed or continuous basis, and we understand that prior to issuing any Securities pursuant to the Registration

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Statement: (i) you will advise us in writing of the terms thereof, and (ii) you will afford us an opportunity to (x) review the operative documents pursuant to which such Securities are to be issued or sold (including the applicable offering documents), and (y) file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Holland & Hart LLP